United States

Securities and Exchange Commission

Washington, DC 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 24, 2004

BOEING CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	95-2564584	0-10795
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)	(Commission File No.)

500 Naches Ave., SW, 3rd Floor; Renton, Washington 98055

(Address of principal executive offices)

(425) 393-2916

(Registrant’s telephone number, including area code)

Item 2.    Acquisition or Disposition of Assets

On May 24, 2004, Boeing Capital Corporation  (“Boeing Capital”) and certain of its affiliates entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with General Electric Capital Corporation (“GECC”), under which Boeing Capital has agreed to sell, and GECC has agreed to buy, substantially all of the assets related to Boeing Capital’s commercial financing services (“CFS”) business.  The assets to be sold consist of leases and financing arrangements having a carrying value of approximately $1.9 billion as of March 31, 2004.  Boeing Capital reported total assets of approximately $12.8 billion on its annual audited consolidated balance sheet as of December 31, 2003.

The sale of substantially all of the assets related to the CFS business in this transaction further advances Boeing Capital’s strategic priority to support the sale of Boeing products and services by arranging, structuring or providing financing.  Boeing Capital and its affiliates will continue their commercial aircraft financing business and their space and defense financing business, and they are not selling any assets related to those businesses.

The description of the terms of the Purchase Agreement included in this Report is qualified in its entirety by reference to the full text of the Purchase Agreement, which is attached to this Report as Exhibit 10.1 and is incorporated herein by this reference.

The Purchase Agreement calls for the sale of the CFS assets to take place in a series of closings, commencing on May 31, 2004 and ending no later than July 30, 2004.  The purchase price to be paid for the assets transferred at each closing is determined based on the net asset value of the assets, plus a total premium of $140 million.  The purchase price is subject to adjustment after closing based on an independent audit of Boeing Capital’s determination of net asset value, and further adjustment based on gains or losses on assets after closing.  Boeing Capital expects that further adjustments, based on anticipated net losses after closing, will result in the establishment of reserves in the second quarter of 2004 in an amount representing a significant portion of the purchase premium.  Subsequent adjustments in future quarters may be taken as circumstances dictate.

The initial closing of the Purchase Agreement occurred as of May 31, 2004, at which GECC purchased assets having a net asset value of approximately $993 million.  Additional closings have occurred on June 10, 2004, June 17, 2004 and June 24, 2004.  As of June 24, 2004, GECC has paid a total of approximately $1.448 billion pursuant to the Purchase Agreement, which includes the $140 million premium, and Boeing Capital has transferred to GECC assets having a net asset value of approximately $1.308 billion.

Boeing Capital and GECC have also entered into a Transition Services Agreement, in the form attached to this Report as Exhibit J to Exhibit 10.1, pursuant to which Boeing Capital will continue to administer the transferred leases and financing arrangements and assist GECC in assuming their administration during a transitional period beginning June 1, 2004 and ending no later than December 31, 2004.

The Purchase Agreement includes customary representations and warranties by the Company for a transaction of this type, which in general relate to the conduct by Boeing Capital (and certain affiliates) of their respective businesses, the quality of the assets to be transferred and the authority of Boeing Capital and its affiliates to transfer the assets.  GECC’s obligation to complete further purchases under the Purchase Agreement is subject to several conditions, including a requirement that the representations and warranties of Boeing Capital remain true and a requirement that all governmental consents to transfer have been obtained.

Significant commercial relationships exist between Boeing Capital, GECC and their affiliates that are unrelated to the transactions contemplated by the Purchase Agreement.  Boeing Capital is a wholly owned subsidiary of The Boeing Company.  GECC is a principal customer of The Boeing Company’s commercial airplanes business, purchasing commercial aircraft from The Boeing Company and leasing the aircraft to airlines and other customers of GECC.  In addition, GECC is a wholly owned subsidiary of General Electric Company (“GE”), which is a principal supplier of aircraft engines to The Boeing Company.

Certain statements in this Report contain “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995), which involve risk and uncertainty.  These include statements reflecting Boeing Capital’s expectation that the sale to GECC of the assets of the CFS business as provided for in the Purchase Agreement will be completed.  These forward-looking statements are not guaranties of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from those we express or forecast in these forward-looking statements.  Boeing Capital undertakes no obligation to update the forward-looking statements in this Report and does not intend to do so.

Item 7.  Financial Statements and Exhibits

(c)        Exhibits

Exhibit Number	Description

10.1

Purchase and Sale Agreement, dated May 24, 2004, among Boeing Capital Corporation, BCC Equipment Leasing Corporation, McDonnell Douglas Overseas Finance Corporation, Boeing Capital Loan Corporation and General Electric Capital Corporation.

10.2

Amendment and Joint Waiver, dated as of May 31, 2004, among Boeing Capital Corporation, BCC Equipment Leasing Corporation, McDonnell Douglas Overseas Finance Corporation, Boeing Capital Loan Corporation and General Electric Capital Corporation.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Boeing Capital Corporation

	By:	/s/ Russell A. Evans
Russell A. Evans
July 8, 2004		Vice President and Chief Financial Officer